Exhibit 10.5

SEVERANCE AND RETENTION AGREEMENT

THIS SEVERANCE AND RETENTION AGREEMENT (this “Agreement”) is made effective as of August 15, 2008, by and between DPWN Holdings (USA), Inc., an Ohio corporation (“DPWN Holdings”), and ABX Air, Inc., a Delaware corporation (“ABX Air”).

RECITALS

A. DHL Network Operations (USA), Inc., an Ohio corporation and the successor to Airborne, Inc. (“Network Operations”), and ABX Air are parties to that certain ACMI Service Agreement, dated as of August 15, 2003, as amended and supplemented (the “ACMI Agreement”), pursuant to which ABX Air provides certain air transportation services to Network Operations on an “ACMI” basis (i.e., by providing aircraft, crew, maintenance and insurance) to support Network Operation’s operations in the U.S. and between the U.S. and elsewhere in North America or internationally.

B. DHL Express (USA), Inc., an Ohio corporation and the successor to Airborne, Inc. (“DHL Express”), and ABX Air are parties to that certain Hub and Line-Haul Services Agreement, dated as of August 15, 2003, as amended and supplemented (the “HLA Agreement”), pursuant to which ABX Air provides DHL Express with certain hub, line-haul and maintenance services at its sorting facilities to support DHL Express’s operations in the U.S.

C. DPWN Holdings is the parent of Network Operations and DHL Express, which entities shall hereinafter be collectively referred to as “DHL” from time to time.

D. On May 28, 2008, Deutsche Post World Net announced a plan to restructure its DHL U.S. business by greatly reducing costs. Among other measures, it is pursuing a definitive agreement with United Parcel Service Inc. (“UPS”) pursuant to which UPS will provide air uplift and other services for DHL’s U.S. domestic and international shipments within North America that is currently provided by ABX Air, among other providers (such definitive agreement, the “UPS Contract”).

E. Notwithstanding anything to the contrary in the HLA Agreement and/or the ACMI Agreement, respectively, each of which remains in full force and effect, the parties agree to the following terms and conditions in order to (i) provide for ABX Air’s employees in the event their employment is terminated in connection with; and (ii) encourage ABX Air’s employees to remain in the employ of, and maintain their current level of performance for, ABX Air as it endeavors to maintain service to DHL arising from; DHL’s implementation of its US restructuring plan and/or the UPS Contract.

F. The Parties signed a Term Sheet on Friday, August 1, 2008, subject to final confirmation and documentation, the substantive terms of which are intended to be covered by this document as it relates to all employees of ABX Air under the ACMI Agreement and HLA Agreement, respectively.

NOW THEREFORE, in consideration of the foregoing premises, mutual covenants, agreements, terms, conditions, and consideration herein set forth, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. DHL hereby agrees to reimburse or pay to ABX Air the costs associated with the following severance, retention and productivity bonus arrangements for ABX Air’s employees performing services under the ACMI Agreement and HLA Agreement:

(i) DHL hereby agrees to reimburse the costs incurred by ABX Air for a severance plan effective as of July 1, 2008, covering its employees (other than pilots, ABX Air’s senior executive management at the Vice President level or above, casuals, third party mechanics, temporary or contract workers, employees at regional hub facilities, and day time sort employees) that provide services under either the HLA Agreement or the ACMI Agreement (such employees, the “Covered Employees”). The severance plan shall provide for prompt payment following the termination without cause (except as provided for in section 1(vii)(D) below) of any Covered Employee’s employment by ABX Air for the reasons specified in clauses (A) through (C) below of a severance amount calculated based on the following: (A) for Covered Employees terminated as a result of DHL’s restructuring of its U.S. business, 2 weeks’ base salary for such Covered Employees for the first full year worked by each such employee, and 1 week’s base salary for each full year worked thereafter, in each case from his or her date of hire, to be paid every two weeks until exhausted (the number of weeks of base salary that a Covered Employee is eligible for is hereinafter referred to as the “Severance Period”); (B) for Covered Employees, contingent upon the consummation of the UPS Contract, a retention bonus (the “Retention Bonus”) of 2 weeks’ base salary for such Covered Employee for every full calendar month worked after July 1, 2008 and prior to the earlier of (1) the effective date of any termination of a Covered Employee arising as a result of the implementation of the UPS Contract, and (2) the effective date of termination of the HLA Agreement or the ACMI Agreement, as applicable, with a maximum payment to each Covered Employee pursuant to this clause (B) equal to 26 weeks’ base salary to be paid as a lump sum; and (C) for Covered Employees terminated as a result of DHL’s restructuring of its U.S. business or the consummation of the UPS Contract, any and all accrued but unused vacation time to be paid as a lump sum; provided, however, that any carryover of vacation not to commence until the date on which the UPS Contract is consummated (such severance and retention plan, the “Non-Pilot Employees Severance and Retention Plan”). For purposes of calculating average hours worked by a Covered Employee to determine their weekly pay for severance purposes, an average of the hours per week worked during the period of July 1, 2007 through July 1, 2008 is to be used. ABX Air will provide 60-days advance notice to its employees stationed in Wilmington, Ohio (ILN) prior to the effective date of severance and no less than a two-week notice period or pay in lieu thereof for those employees stationed at other locations.

(ii) DHL hereby agrees to the adoption of a productivity bonus plan for Covered Employees (including, for purposes of this Section 1(ii), day time sort employees) that provides, beginning with the first full calendar month after July 1, 2008, for a monthly payment, promptly following the end of each calendar month, of $150 (less any applicable withholding taxes) for each

Covered Employee that has a perfect work attendance record (excluding any approved vacation time) during the applicable calendar month (such productivity bonus plan, the “Non-Pilot Employees Productivity Bonus Plan” and, together with the Non-Pilot Employees Severance and Retention Plan, the “Non-Pilot Plans”). If DHL does not enter into the UPS Contract, the Non-Pilot Employees Productivity Bonus Plan may be cancelled at the conclusion of the month that DHL formally notifies ABX Air that the discussions with UPS have been terminated without the execution of a contract.

(iii) DHL hereby agrees to reimburse ABX Air for the same portion of any health insurance COBRA premiums (the “HIP Reimbursement Obligation”) that ABX Air pays for employed Covered Employees for each Covered Employee whose employment is terminated as a result of DHL’s restructuring of its U.S. business or consummation of the UPS Contract, up to a maximum number of weeks equal to the length of the applicable Covered Employee’s Severance Period calculated pursuant to Section (1)(i)(A) above; provided that ABX Air will not increase, from its practice as of the date hereof, the portion of any health insurance COBRA premiums, other than normal annual rate increases, that ABX Air pays for employed Covered Employees without the prior written agreement of DHL (such agreement not to be unreasonably withheld or delayed).

(iv) The Parties hereby agree that any increase in compensation costs directly attributable to the adoption of the Non-Pilot Plans, the Pilots Plan (as defined in Section 2 below) or the HIP Reimbursement Obligation shall not be subject to mark-up nor included in calculating labor cost increase limitations under the ACMI Agreement or HLA Agreement. (v) DHL shall reimburse ABX Air, promptly upon receipt of a separate invoice with respect thereto, for the costs incurred by ABX Air under the Non-Pilot Plans or in connection with the HIP Reimbursement Obligation; provided, however, except as may be otherwise provided herein, DHL’s obligation to reimburse ABX Air for costs associated with the Retention Bonus are contingent upon DHL entering into a contract with UPS.

(vi) For certain employees, identified in Exhibit 1 of this Agreement, the parties agree to pay the Retention Bonus on a monthly basis rather than the lump sum set forth in paragraph 1(i)(B) above. DHL shall reimburse ABX Air, promptly upon receipt of a separate invoice for those costs. These payments are being made in lieu of the lump sum Retention Bonus and are not contingent upon the consummation of the UPS Contract. At the conclusion of the month that DHL formally notifies ABX in writing that discussions with UPS have been terminated without the execution of a contract, these payments shall stop.

(vii) For the avoidance of doubt: (A) the term “Covered Employees” does not include: any employee of ABX Air who is terminated for reasons other than those arising from DHL’s restructuring of its U.S. business and consummation of the UPS Contract, members of ABX Air’s senior executive management at the Vice President level or above, pilots, third-party maintenance mechanics, any casual or volunteer employees, any temporary or contract worker employees, employees at a regional hub facility, and, other than for purposes of Section 1(ii), day time sort employees; (B) for purposes of calculating the severance obligations owed to a Covered Employee or Covered Pilot (as defined below), such employee’s most recent hire date will be used in those cases where the employee has previously received a severance benefit from ABX Air; (C) Covered Employees or Covered Pilots who may have dual employment either within ABX Air and its affiliates or at ABX Air and DHL will not be allowed to pyramid severance benefits, but will be allowed credit for the hours worked in both positions; and (D) Covered Employees do not need to be terminated from employment to receive the retention benefit described in section 1(i)(B) if all other conditions (DHL’s consummation of the UPS Contract and satisfactory performance by the Covered Employee up through and including a predetermined end date for their employment) are met. Provided further, at the conclusion of the month that DHL formally notifies ABX Air in writing that discussions with UPS have been terminated without execution of a contract, the accumulation of retention benefits shall stop.

(viii) Attached hereto as Exhibit 2 is a sample of a list (by job title or description, together with the number of employees covered by such title or description) of the Covered Employees that ABX Air will provide to DHL on a monthly basis, within 10 business days after the end of each month, reflecting the position, pay rate and hire date.

2. Establishment of a Pilot Plan DHL hereby agrees to provide to ABX Air an aggregate amount of up to $75 million in order for ABX Air to establish a plan for the Covered Pilots (the “Pilots Plan”), the terms of which will be determined by ABX Air and the Covered Pilots, to address any employee severance, retention and/or other issues arising from DHL’s restructuring of its U.S. business, including (i) DHL’s termination of all or substantially all of ABX Air’s DC-9 aircraft under the ACMI Agreement, (ii) the elimination of out-based stations/locations, and (iii) and the implementation of the UPS Contract. “Covered Pilots” shall mean any flight crewmember on the seniority list under the collective bargaining agreement between ABX Air and the labor union for its flight crewmembers. ABX Air is not limited in any way in negotiating or fashioning an agreement with the labor union other than as limited by the $75 million aggregate amount. Once finalized, DHL shall, promptly following receipt of a copy of the Pilots Plan/agreement, pay to ABX Air the amount required under the Pilots Plan, up to $75 million, for distribution in accordance therewith.***

3. Obligation with Respect to Day Time Sort Employees. Except as set forth in Section 1(ii), the parties understand and agree that day time sort employees are not Covered Employees hereunder and are not entitled to the Retention Bonus provided for in Section 1(i)(B) above, and that the terms of the HLA Agreement, as in effect on the date hereof, will continue to govern DHL’s obligations with respect to severance or similar amounts for such employees, provided, however, that any such employee will be entitled to the severance set forth in 1(i)(A) above if such employee is terminated as a result of DHL’s implementation of the UPS Contract. In the event that, as a result of the implementation of the UPS Contract, DHL eliminates, in-sources (without hiring the employees of ABX Air that provide the day time sort services) or terminates, or permits the expiration of, the HLA Agreement and out-sources (to a party other than ABX Air, without causing the employees of ABX Air that provide the day time sort services to be hired by the new service provider) the day time sort operations, ABX Air will be entitled to adopt, effective as of the date on which

***	This portion of the agreement has been omitted pursuant to a request for confidential treatment and has been filed separately with the SEC.

DHL provides ABX Air with written notice of its intention to either eliminate, in-source or move such work, and DHL will reimburse ABX Air for the costs associated therewith, a severance and retention program that is comparable in the aggregate to the benefits provided by the Non-Pilot Plans and the HIP Reimbursement Obligation, which program will provide for an accrual of such benefits to commence on the date of DHL’s written notice.

4. Transition Services. DHL and ABX Air agree to share equally the costs of providing transition services to employees affected by DHL’s restructuring of its U.S. business prior to the consummation of the UPS Contract. Should DHL enter into the UPS Contract, DHL will be responsible for all of the costs of the transition services. ABX Air shall consult with DHL in devising its plan and the parties shall engage in good faith discussions to fashion the services in a cost efficient manner that is acceptable to DHL and also meets the needs of ABX Air and its employees due to all of the circumstances. Thereafter, an estimate of those costs shall be provided to DHL on a monthly basis for its review and approval. Such approval shall not be unreasonably withheld and will be provided promptly and in a manner that ensures that the transition services are not disrupted. Any disputes shall be resolved by the heads of each respective company’s Human Resources departments. The parties further agree to the extent practicable and reasonable under all of the circumstances to work with one another and the various agencies to make efficient use of the services and resources that may be offered and provided by the federal, state and local governmental authorities for those employees that are adversely affected by DHL’s implementation of the UPS Contract.

5. Conflict. In the event of any ambiguity or conflict between this Agreement and either the ACMI Agreement or the HLA Agreement relating solely to DHL’s obligations to reimburse or otherwise fund any severance or retention incurred by ABX, the terms of this Agreement shall control.

6. Time is of the essence. Time is of the essence to this Agreement

7. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. No party to this Agreement may assign its rights or delegate its obligations under this Agreement to any other person, without the express prior written consent of the other party hereto (such consent not to be unreasonably withheld); provided that DPWN Holdings, Network Operations and DHL Express may assign this Agreement to any affiliate of DPWN Holdings as long as at least 30 days written notice is provided to ABX Air, the obligations of such assignee are guaranteed by DPWN Holdings, and ABX grants its consent to such assignment (such consent not to be unreasonably withheld). Any such assignment or transfer made without the prior written consent of the other party hereto shall be null and void.

8. Execution in Counterparts. To facilitate execution, this Agreement may be executed in any number of counterparts (including by facsimile transmission), each of which shall be deemed to be an original, but all of which together shall constitute one binding agreement on the parties, notwithstanding that not all parties are signatories to the same counterpart.

9. Headings; Certain Construction Rules. The section headings contained in this Agreement are for reference purposes only and do not form a part of this Agreement and do not in any way modify, interpret or construe the intentions of the parties. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

10. Notices. All notices, demands, consents, approvals or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given to a party if delivered in person or sent by overnight delivery (providing proof of delivery) to the party at the addresses set forth below on the date of delivery, or if by facsimile or electronic mail, upon confirmation of receipt.

If to Network Operations or DHL Express:

c/o DPWN Holdings (USA), Inc.

1200 South Pine Island Road

Plantation, Florida 33324

Attention: Ken Allen - CEO

Facsimile: (954) 888 7310

Email:

with a copy to:

Jon E. Olin,

Executive Vice President and General Counsel

DPWN Holdings (USA), Inc.

1200 South Pine Island Road

Plantation, Florida 33324

Facsimile: (954) 888-7159

Email: Jon.Olin@dhl.com

If to ABX Air:

ABX Air, Inc.

145 Hunter Drive

Wilmington, Ohio 45177

Attention: Joseph C. Hete, Chief Executive Officer

Facsimile: (937) 382-2452

Email: Joe.Hete@atsginc.com

with a copy to:

John Starkovich, VP, Human Resources

ABX Air, Inc.

145 Hunter Drive

Wilmington, Ohio 45177

Facsimile: (937) 382-2452

Email: John.Starkovich@abxair.com

11. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties with respect to the subject matter hereof. No representation, warranty, promise inducement or statement of intention has been made by either party which is not contained in this Agreement and no party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein or therein.

12. Amendments; Waivers. Subject to applicable law, this Agreement may only be amended pursuant to a written agreement executed by all parties, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party against whom such waiver or consent is to be effective. No waiver of any term or provision of this Agreement shall be construed as a further or continuing waiver of such term or provision or any other term or provision.

13. Further Assurances. Each party hereto shall, at its own expense (except as otherwise provided herein), take such other actions and execute and deliver such documents as may be reasonably necessary to effectuate the purpose of this Agreement.

14. Severability. If any provision or any part of any provision of this Agreement is void or unenforceable for any reason whatsoever, then such provision shall be stricken and of no force and effect. However, unless such stricken provision goes to the essence of the consideration bargained for by a party, the remaining provisions of this Agreement shall continue in full force and effect and, to the extent required, shall be modified to preserve their validity. Upon such determination that any term or other provision or any part of any provision is void or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

15. No Third-Party Rights. Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the parties and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party, nor shall any provisions give any third persons any right or subrogation over or action against any party.

16. Specific Performance. The parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties are entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

17. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to New York’s conflicts of laws principles.

18. Confidentiality. Except as otherwise provided in this provision, DPWN Holdings &/or DHL Express USA, Inc. and ABX Air each covenant and agree that except as required by the provisions of any legal requirement for which it is obligated regarding its ordinary business operations, it shall use commercially reasonable efforts not to disclose to any person or entity, with the exception of affiliates and outside legal and financial advisors, the terms of this Agreement. The parties acknowledge that ABX Air’s parent corporation may need to file and disclose the existence and terms of this Agreement with the Securities and Exchange Commission and will cooperate in seeking confidential treatment of such portions hereof as may be agreed to by the parties. Additionally, DPWN &/or DHL Express USA, Inc. and ABX Air may make oral and written statements for public relations and employee relations purposes disclosing that this agreement has been reached and generally describing its terms provided that such written statements shall be subject to prior written approval of the other party and all oral statements shall be limited in scope to the information contained in the written document that was approved by the other party. The parties have discussed and recognize certain limitations that may arise in their effort to fully comply with this provision but shall exert their best efforts to meet its spirit and intent.

[Signatures on the following page.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

DPWN HOLDINGS (USA), INC.

By:	/s/ Tom Snowberger
Name:	Tom Snowberger
Title:	Sr VP HR

ABX AIR, INC.

By:	/s/ John Graber
Name:	John Graber
Title:	President

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